Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of Tasker Capital Corp. on Form SB-2 of our report, dated March 24, 2004, relating to the consolidated balance sheet of Tasker Capital Corp. (a development stage company) as at December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

August 30, 2005	Chartered Accountants

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